                                                                   EXHIBIT 12.1

                                  STATEMENT RE:
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ IN THOUSANDS)




                                                                             Years Ended January 31,
                                                              1994         1995        1996        1997         1998
                                                            --------     --------    --------    --------     --------
          Earnings:
            Earnings (loss) from operations
              before income taxes                           $(51,336)    $(41,308)   $ 18,369    $ 42,009     $ 47,099
            Interest expenses (1)                             17,117       22,997      21,010      18,714       15,944
            Amortization of deferred financing costs             783        1,828       1,670       1,479          587

            Total                                           $(33,436)    $(16,483)   $ 41,049    $ 62,202     $ 63,630

          Fixed charges:
            Interest expense (1)                            $ 17,117     $ 22,997    $ 21,010    $ 18,714     $ 15,944
            Amortization of deferred financing costs             783        1,828       1,670       1,479          587
                                                            --------     --------    --------    --------     --------
            Total                                           $ 17,900     $ 24,825    $ 22,680    $ 20,193     $ 16,531
                                                            ========     ========    ========    ========     ========
          Ratio of earnings to fixed charges                 (2)          (2)        1.81x       3.07x        3.85x

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(1)  Interest expense includes interest income, but excludes amortization of deferred financing costs.
(2) Earnings were insufficient to cover fixed charges by $51.3 million and $41.3 million for the years ended January 31, 1994 and 1995, respectively.